EFFECTIVE DATE:  16 December 1997

PARTIES:

Quantech, Ltd.                     ("Quantech")
a Minnesota corporation
1419 Energy Park Drive
Saint Paul, Minnesota  55108

The Perkin Elmer Corporation       ("PE")
a New York corporation
761 Main Avenue
Norwalk, Connecticut 06589-0001


RECITALS:

     A. Quantech is the successor in interest of Spectrum Diagnostics, S.p.A. ("Spectrum") under a certain License, Sublicense and Purchase Agreement between Spectrum and the Serono Companies (defined below) dated 7 November 1991, as amended by an Amendment to License Agreement dated 31 October 1997 (collectively, the "Serono Agreement", a copy of which is attached hereto as Exhibit A).

     B. Quantech desires PE's technical assistance in conducting research and development of products utilizing SPR Technology (defined below) and wishes to grant PE a license under the Serono Technology and Quantech Intellectual Property (defined below).

     C. PE desires to acquire such a license from Quantech to enable it to make, use and sell devices incorporating SPR Technology.


The Parties therefore agree as follows:



1.   DEFINITIONS

     As used herein, the following words shall have the designated meanings:

     1.1. "Affiliate" means a Person who, directly or indirectly, controls, is controlled by, or is under common control with the specified entity.


     1.2. "Calendar Quarter" means each three-month period ending March 31, June 30, September 30 and December 31.

     1.3. "Consumable" means parts incorporating or designed to utilize SPR Technology on which chemical analysis is conducted. It is to be

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          understood that Consumables shall not include any Instrument necessary for conducting the chemical analysis.

     1.4. "Instrument" means read-out instruments incorporating or designed to utilize SPR Technology which are used to conduct chemical analysis.

     1.5. "Joint Invention" means any invention made jointly by at least one employee or Assignor of each party. Assignors are defined as non-employees who are required to assign inventions to a party.

     1.6. "Licensed Products" means any Licensed Consumable or Licensed
          Instrument

     1.7. "Licensed Consumable" means any Consumable which (i) but for the license granted herein, the manufacture, use or sale of which would infringe any Patent Rights; or (ii) is produced through the use of or otherwise incorporates Quantech Intellectual Property which has been disclosed to PE.

     1.8. "Licensed Instrument" means any Instrument which (i) but for the license granted herein, the manufacture, use or sale of which would infringe any Patent Rights; or (ii) is produced through the use of or otherwise incorporates Quantech Intellectual Property which has been disclosed to PE.

     1.9. "Medical Diagnostics" means those fields, applications and products which: (i) under current laws and regulations as of the Effective Date, require United States Food and Drug Administration approval for sale or distribution or would require such approval if the application or product incorporating the application or field were to be sold in the United States; and/or
          (ii) are useful in veterinary medicine for the treatment of animals.

     1.10. "Net Sales" means PE's gross receipts from sales of Licensed Products, less actual transportation costs, taxes, and credits for returns.

     1.11. "Nucleic Acid Diagnostics" means Medical Diagnostics which involve the identification and/or quantification of nucleic acids.

     1.12. "Patent Rights" means those patents and patent applications listed on Exhibit B, together with any continuations, continuations-in-part, divisions, reissues and/or extensions thereof and any foreign counterparts to such patents and applications.

     1.13. "PE Intellectual Property" means PE's proprietary information (including, but not limited to, data, substances, processes, materials, formulae, know-how, trade secrets, computer programs, software, firmware, inventions other than Joint Inventions, and patents) relating to SPR Technology which PE develops or in which PE acquires an interest during the term of this Agreement, but excluding any information which PE is prevented from disclosing to Quantech under an obligation of confidentiality to a third party.

     1.14. "PE License" means those licenses granted by Quantech to PE in
          Section 2 below.


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     1.15. "PE Sublicensee" means a third party to which PE has granted a sublicense under Section 2 to manufacture Licensed Products and to sell such manufactured Licensed Products to a party other than PE.

     1.16. "PE Sublicensee Royalties" means all monies received by PE from a PE Sublicensee under an agreement sublicensing the rights granted to PE in this Agreement, less any monies received from the PE Sublicensee solely to compensate PE for research or consulting services.

     1.17. "Person" shall mean any natural person, corporation, partnership, trust, joint venture or other entity.

     1.18. "Quantech Intellectual Property" means Quantech's proprietary information (including, but not limited to, data, substances, processes, materials, formulae, know how, trade secrets, computer programs, software, firmware, and inventions) relating to SPR Technology which exists as of the Effective Date of this Agreement or which Quantech develops or in which Quantech acquires an interest during the term of this Agreement.

     1.19. "Quantech License" means that license granted by PE to Quantech in Section 3 below.

     1.20. "Royalty Year" means a calendar year except that the first Royalty Year shall be that period of time between the Effective Date of this Agreement and 31 December 1998.

     1.21. "Royalty-Bearing Instrument" means any Licensed Instrument which does not utilize a new Consumable for each sample. In the case of an instrument that combines licensed and unlicensed technologies, the royalty shall apply uniquely to the SPR detector portion of the instrument. The detector includes a grating-coupled SPR, optics, and a sample holder.

     1.22. "Serono Companies" means, collectively, Laboratoires Serono S.A., the successor in interest of Serono Diagnostic S.A., and Applied Research Systems ARS Holding N.V.

     1.23. "Serono Royalties" means 15% of the Total Royalties.

     1.24. Serono Technology means the products and intellectual property that are the subject of the Serono Agreement.

     1.25. "SPR" means surface plasmon resonance.

     1.26. "SPR Technology" means the use of thin conductive films on a surface or surfaces of a grating or other diffracting substrate to conduct chemical analysis.

     1.27. "Territory" means the world.

     1.28. "Total Royalties" means the sum of the Consumable Royalties, Instrument Royalties and Sublicense Royalties defined in Section
          5.2 of this Agreement.


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2.   LICENSE TO PE

     2.1. EXCLUSIVE PE LICENSE. Subject to the terms and conditions of this Agreement, Quantech hereby grants to PE an exclusive license (the "Exclusive PE License") under the Serono Technology and Quantech Intellectual Property upon the terms and conditions of this Agreement to make, have made for it, use, and sell Licensed Products throughout the Territory for all fields, but excluding
          1) Medical Diagnostics 2)any confidential information of a third party which Quantech is prevented from disclosing to PE under an obligation of confidentiality to a third party or 3) any license (other than the Serono Agreement) Quantech obtains under a third party's technology unless that license permits Quantech to sublicense to PE the third party's technology.

     2.2. NON-EXCLUSIVE PE LICENSE. Subject to the terms and conditions of this Agreement, Quantech hereby grants to PE a non-exclusive license (the "Non-exclusive PE License") under the Serono Technology and Quantech Intellectual Property upon the terms and conditions of this Agreement to make, have made for it, use, and sell Licensed Products throughout the Territory for Nucleic Acid Diagnostics, but excluding 1)any confidential information of a third party which Quantech is prevented from disclosing to PE under an obligation of confidentiality to a third party or 2) any license (other than the Serono Agreement) Quantech obtains under a third party's technology unless that license permits Quantech to sublicense to PE the third party's technology.

     2.3. PE'S RIGHT TO SUBLICENSE. PE shall have the right to sublicense its rights under the Exclusive PE License and the Non-exclusive PE License (collectively, the "PE License"), provided that no such sublicense shall be granted unless Quantech has first approved the terms of the sublicense agreement, which approval shall not be withheld unreasonably.


3.   LICENSE TO QUANTECH

     3.1. QUANTECH LICENSE. Subject to the terms and conditions of this Agreement, PE hereby grants to Quantech a non-terminable, royalty-free exclusive license (the "Quantech License") under any PE Intellectual Property which arises from a joint development effort with Quantech to make, have made for it, use, and sell Licensed Products throughout the Territory for Medical Diagnostics. Quantech and PE agree to negotiate in good faith a license of commensurate scope for any PE Intellectual Property which does not arise from a joint development effort with Quantech and any other proprietary technology under which Quantech would need to be licensed to exploit the Quantech License and under which PE has the right to grant a license or sublicense.

     3.2. QUANTECH'S RIGHT TO SUBLICENSE. Quantech shall have the right to sublicense its rights under the Quantech License, provided that no such sublicense shall be granted unless PE has first approved the terms of the sublicense agreement, which approval shall not be withheld unreasonably.


4.   TECHNICAL ASSISTANCE

     4.1. TECHNICAL ASSISTANCE TO PE. Within thirty days after the effective date of this Agreement, Quantech shall deliver to PE such documentation as is reasonably available reflecting the Quantech Intellectual Property. Quantech shall provide technical assistance to PE upon PE's reasonable request to enable PE to manufacture the Licensed Products, but excluding 1)any confidential information of a third party which Quantech is prevented from disclosing to PE under an obligation of confidentiality to a third party or 2) any license (other than the Serono Agreement) Quantech obtains under a third party's technology unless that license permits Quantech to sublicense to PE the third party's technology.

          While Quantech will strive to provide such technical assistance promptly, there may be occasions when Quantech does not have available to it suitably qualified and/or experienced personnel capable of providing such technical assistance or when such personnel cannot reasonably be spared from their regular duties, and PE acknowledges that Quantech cannot and does not warrant that it will be able to provide such technical assistance at the particular times requested by PE.

     4.2. TECHNICAL ASSISTANCE TO QUANTECH. PE will keep Quantech apprised of the development of any PE Intellectual Property under which Quantech is licensed in the Quantech License.

     4.3. OWNERSHIP OF INVENTIONS. Each party shall own an undivided one-half interest in Joint Inventions. Each inventor shall assign all rights in a Joint Invention to Quantech and Quantech shall assign (and hereby does assign) an undivided one-half interest in each such Joint Invention to PE. If either party deems it appropriate, the parties shall retain mutually acceptable patent counsel to render an opinion as to the patentability of a Joint Invention and to prepare, file, and prosecute such patent applications as may reasonably be required to provide protection for such Joint Inventions. With respect to Joint Inventions, PE shall not grant any license under its rights therein to any third party to make, have made, use or sell Medical Diagnostics and Quantech shall not grant any license under its rights therein to any third party to make, have made, use or sell products which are not Medical Diagnostics. Should either party choose to bring suit for infringement by a third party of any patent in a Joint Invention, the party bringing suit shall have the right to join the other party as a party to the suit to the extent required by law, provided the party bringing suit must indemnify, defend and hold the other party harmless against any costs, fees, damages, liabilities or other expenses relating thereto. The parties agree to execute and exchange upon request such documents as may be necessary or desirable to carry out the provisions of this Section 4.3.


5.   ROYALTIES AND REPORTS

     5.1. QUANTECH DEVELOPMENT PHASES. Exhibit C defines four phases of Quantech product development, designated Phase I, Phase II, Phase III and Phase IV, and, for each such Phase, the areas of PE expertise with respect to which Quantech seeks PE's assistance. Quantech will notify PE upon completion of each Phase. Royalties provided in section 5.2 will be reduced upon completion of a Phase if the Phase is completed with PE's assistance. If Quantech completes a Phase due to its incorporation of any PE Intellectual Property into its products or by relying on the PE expertise for that phase, then either of these events will conclusively determine that PE's assistance enabled Quantech to complete that Phase.

     5.2. ROYALTIES. PE shall pay Total Royalties on sales of Licensed Products as follows:

          a) PE shall pay Consumable Royalties of 12% of PE's Net Sales of Licensed Consumables. If Quantech completes Phase I (as determined under Section 5.1), such Consumable Royalties shall be decreased to 10%. If Quantech completes Phase II (as determined under Section 5.1), such Consumable Royaltiess shall be decreased to 8%. If Quantech completes Phase III (as determined under Section 5.1), such Consumable Royalties shall be decreased to 7%. If Quantech completes Phase IV (as determined under Section 5.1), such Consumable Royalties shall be decreased to 6%. PE shall also have the option to reduce the Consumable Royalties to a minimum of 6% of PE's Net Sales of Licensed Consumables by paying a Royalty Reduction Fee of $750,000 for each percentage point of reduction, with the reduced royalty rate taking effect from the first day of the Calendar Quarter following the Calendar Quarter in which PE pays the Royalty Reduction Fee.

          b) PE shall pay Instrument Royalties on PE's Net Sales of Royalty-Bearing Instruments at a rate equal to one half the percentage applied in determining the Consumable Royalties under Section 5.2 a).

          c)   PE shall pay Sublicense Royalties of 15% of all PE
               Sublicensee Royalties.


     5.3. MINIMUM ROYALTIES. PE does not need to make any minimum payments to Quantech for any of the first three Royalty Years. At the beginning of the fourth Royalty year, and for every Royalty Year thereafter, the Minimum Royalty shall be $500,000 for a given year. If the cumulative

          Total Royalties payable under Section 5.2 during the term of this Agreement, including any Deficiency Payment (defined below), are less than the cumulative Minimum Royalty at the end of any Royalty Year, PE shall pay, with the payment for the last Calendar Quarter for such Royalty Year, a non-refundable Deficiency Payment in an amount sufficient to bring the total payments to Quantech up to the cumulative Minimum Royalty. If PE shall not make a sufficient and timely Deficiency Payment, Quantech may notify PE of its failure to reach the cumulative Minimum Royalty . If PE shall fail to pay a sufficient Deficiency Payment within two months of Quantech's notice, PE's license rights granted in Section 2 shall immediately terminate. PE shall not have any right to a refund of any payments made under this Section 5.3 upon termination of this Agreement.

     5.4. STATUS REPORTS. If PE shall not have begun selling Licensed Products within one year of the Effective Date of this Agreement, at the end of each Calendar Quarter thereafter PE shall deliver to Quantech a Statement of Intent signed by a duly authorized employee of PE (initially Enrico Picozza) stating that PE is continuing to pursue commercialization of Licensed Products. The obligation to provide such quarterly Statements of Intent shall terminate upon the earlier of the first royalty payment under
          Section 5.2 or the payment of the Deficiency Payment under
          Section 5.3. If PE shall fail to timely deliver a Statement of Intent, Quantech may notify PE of this failure. If PE fails to deliver the Statement of Intent within two months of Quantech's notice, PE's license rights granted in Section 2 shall immediately terminate.

     5.5. REPORTS AND PAYMENTS. Within thirty (30) days after the end of each Calendar Quarter, PE shall provide Quantech with a written report itemizing the number of Licensed Consumables and the number of Licensed Instruments sold, the Net Sales price of each Licensed Product and a calculation of the Royalty for such Calendar Quarter. Quantech shall respond in writing to confirm agreement with reported sales and proposed payments which will cause PE to pay to the Serono Companies the Serono Royalty and pay to Quantech the balance of the Total Royalties then due, until such time as Quantech notifies PE in writing that its royalty obligations to the Serono Companies has ended, after which time PE shall pay the entire Total Royalties directly to Quantech. If PE elects to pay any Royalty Reduction Fee under
          Section 5.2 or any Deficiency Payment under Section 5.3, PE shall pay to the Serono Companies the Serono Royalty on such payments and pay to Quantech the balance of any such payments, unless Quantech has previously notified PE in writing that its royalty obligations to the Serono Companies has ended.

     5.6. RECORDS. PE agrees to keep accurate written records sufficient in detail to enable the royalties payable under this Agreement by PE to be determined and verified. Such records for a particular calendar year shall be retained by PE for a period consistent with its then corporate record retention policy.

     5.7. AUDIT OF RECORDS. Upon reasonable notice and during regular business hours, PE shall make available such records for audit by an independent accountant selected by Quantech to verify the accuracy of the reports provided to Quantech. Such audits shall be at the expense of Quantech, provided, however, that if any such audit reveals underpayment of royalties by the greater of $50,000 or 10% then PE shall pay the cost of such audit.


6.   STOCK WARRANT AND FUTURE PURCHASES

     6.1. STOCK WARRANT. PE will be granted a stock purchase warrant (the "Warrant Agreement") in the form attached hereto as Exhibit D upon execution of this Agreement for a number of shares of Quantech's Common Stock equal to that reflected in Section 7 of the Letter of Intent between PE and Quantech dated 30 October 1997.

     6.2. FUTURE PURCHASES. PE agrees not to purchase any Quantech stock in addition to that provided in the stock warrant of Section 6.1 unless it has received prior permission from Quantech's board.


7.   TERM AND TERMINATION

     7.1. TERM. Unless license rights are otherwise terminated under provisions of this Article 5, royalties owed pursuant to this Agreement shall continue until the expiration of all Patent Rights, after which the PE License shall be deemed fully paid-up.

     7.2. TERMINATION. If either party breaches any of the material terms, conditions or agreements of this Agreement, then the other party may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving the breaching party thirty (30) days notice in writing, particularly specifying the breach. Such notice of termination shall not be effective if the other party cures the specified breach within such thirty (30) day period, or, in the case of breaches not reasonably curable within such thirty (30) days, if such party commences the cure thereof within such thirty (30) days and diligently thereafter prosecutes such cure.

     7.3. SURVIVAL. Without limitation, termination of this Agreement shall not relieve PE from its obligation to make all royalty payments and reports, including a terminal report, provided for herein. Quantech shall have the right to make a final audit within 60 days after receiving PE's terminal report.

     7.4. SALE OF INVENTORY.  Upon termination of the Licenses pursuant to
          Section 7.2, PE shall cease production of Licensed Products. PE shall be permitted to sell its inventory of Licensed Products, and shall provide


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          Quantech with a terminal royalty report within 30 days after the last such sale of Licensed Products.

     7.5. SUBLICENSES. Termination of this Agreement shall cause sublicenses granted hereunder to revert to Quantech.


     7.6. END-USER LICENSES. - Any license to end users will remain in effect upon termination of this agreement and at no additional payment by the end user.


8.   CONFIDENTIALITY

     8.1. INTELLECTUAL PROPERTY. The parties acknowledge that the Quantech Intellectual Property licensed by Quantech to PE, and the PE Intellectual Property is proprietary and confidential. The parties respectively agree, therefore, to make all commercially reasonable efforts to preserve the confidentiality of such information. Notwithstanding the foregoing, a party may disclose such information as follows:

          a) If that party can show the particular item of information is generally available to the public or becomes generally available to the public through no act or failure to act of such party;

          b) If disclosure is required by any applicable government agency, regulation, or statute;

          c)   If prior written consent is obtained from the other party;
               or

          d) If that party can show it possessed such information prior to disclosure thereof to such party by the other.

     8.2. DISCLOSURE OF AGREEMENT. Neither party may make any public announcement regarding this Agreement or otherwise disclose the terms of this Agreement without the prior approval of the other party except as required by law.


9.   PE'S REPRESENTATIONS AND WARRANTIES

     9.1. RIGHT TO GRANT LICENSE. PE represents and warrants to Quantech that it has the full and unrestricted right to enter into this Agreement and to grant the license set forth in Section 3.

     9.2. PRODUCT LIABILITY. PE hereby agrees to indemnify, defend and hold Quantech harmless from and against any and all claims, actions, liabilities, damages, losses, costs and expenses, including reasonable attorneys' fees, in connection with any product liability claims arising in connection with this License Agreement or any Licensed Products it manufactures, has manufactured, uses or sells hereunder.

     9.3. LIMITATION OF REPRESENTATIONS. Nothing in this Agreement shall be construed as (i) a warranty or representation by PE that any Licensed

          Product or any process practiced under the Quantech License does not infringe any patents of third persons; or (ii) a requirement that PE file any patent application, secure any patent, maintain any patent in force, or bring or prosecute actions or suits against third parties for infringement of any patent; or (iii) granting by implication, estoppel, or otherwise any license other than that specifically granted herein.

     9.4. DISCLAIMER OF WARRANTIES. THE WARRANTY SET FORTH ABOVE IS PROVIDED ONLY TO QUANTECH AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY PE WITH RESPECT TO THE LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. NO AGENT, EMPLOYEE OR REPRESENTATIVE OF PE HAS ANY AUTHORITY TO BIND PE TO ANY AFFIRMATION, REPRESENTATION OR WARRANTY EXCEPT AS STATED IN THIS WRITTEN WARRANTY POLICY.


10.  QUANTECH'S REPRESENTATIONS AND WARRANTIES

     10.1. RIGHT TO GRANT LICENSE. Quantech represents and warrants to PE that, aside from the restrictions on it set forth in the Serono Agreement, it has the full and unrestricted right to enter into this Agreement and to grant the licenses set forth in Section 2.

     10.2. PRODUCT LIABILITY. Quantech hereby agrees to indemnify, defend and hold PE harmless from and against any and all claims, actions, liabilities, damages, losses, costs and expenses, including reasonable attorneys' fees, in connection with any product liability claims arising in connection with this License Agreement or any Licensed Products it manufactures, has manufactured, uses or sells hereunder.

     10.3. LIMITATION OF REPRESENTATIONS. Nothing in this Agreement shall be construed as (i) a warranty or representation by Quantech as to the validity or scope of any Patent Rights or that any Licensed Product or any process practiced under the PE License does not infringe any patents of third persons; or (ii) a requirement that Quantech file any patent application, secure any patent, maintain any patent in force, or bring or prosecute actions or suits against third parties for infringement of any patent; or (iii) granting by implication, estoppel, or otherwise any license other than that specifically granted herein.

     10.4. DISCLAIMER OF WARRANTIES. THE WARRANTY SET FORTH ABOVE IS PROVIDED ONLY TO PE AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY QUANTECH, WITH RESPECT TO THE PATENT RIGHTS, QUANTECH KNOW-HOW OR ANY LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF

          MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,
          NON-INFRINGEMENT AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. NO AGENT, EMPLOYEE OR REPRESENTATIVE OF QUANTECH HAS ANY AUTHORITY TO BIND QUANTECH TO ANY AFFIRMATION,
          REPRESENTATION OR WARRANTY EXCEPT AS STATED IN THIS WRITTEN WARRANTY POLICY.


11.  LITIGATION

     11.1. CHARGES OF PE INFRINGEMENT. If notice is received by either party charging that any Licensed Product(s) made by, made for, used by or sold by PE infringes any patent, copyright, trade secret, intellectual property, or other proprietary right of such third party, the party receiving such notice will promptly notify the other party to this Agreement. PE and Quantech agree to enter into discussions, and where necessary, to work out, if possible, a mutually acceptable change in such Licensed Product(s) to avoid such alleged infringement. If no such mutually satisfactory change can be worked out, PE and Quantech agree to collaborate and enter into discussions with such third party for the purpose of negotiating a settlement. If no settlement can be agreed upon, PE shall have the right but not the obligation to defend any suit for infringement brought against it by the third party. If PE shall elect not to defend such an infringement suit, PE shall promptly notify Quantech to that effect and Quantech shall thereafter have the right but not the obligation to defend the suit.

     11.2. CHARGES OF THIRD PARTY INFRINGEMENT. If either party knows or has reason to believe that any rights in any Joint Invention or any rights under the Patent Rights, Quantech Intellectual Property or PE Intellectual Property licensed hereunder is being infringed directly, by inducement, or contributorily by a third party, the party possessing such knowledge or belief shall promptly notify the other party thereof. Except for infringement of any Serono Technology, Quantech shall have the first right to commence judicial proceedings for its own benefit to attempt to stop such infringement but shall not be obligated to do so. If, within one hundred eighty (180) days after first obtaining such knowledge or belief concerning infringement, Quantech has failed either to stop such infringement or to initiate judicial proceedings, or if Quantech in writing so authorizes PE, PE shall have the right to initiate for its own benefit such judicial proceedings in its own name provided, however, that PE shall indemnify, defend and hold Quantech harmless against any costs, fees, damages, liabilities or other expenses relating thereto. The party initiating judicial proceedings shall be entitled to retain any award resulting therefrom.

     11.3. VALIDITY AND CONSTRUCTION. If a judgment or decree is entered in any proceeding in which the validity or infringement of any claim of any Patent Rights is in issue, which judgment or decree is not appealed or further appealable (such judgment or decree being hereinafter referred to as an

          "Irrevocable Judgment"), the validity of and/or construction placed upon any such claim by the Irrevocable Judgment shall thereafter be followed. If there are two or more conflicting Irrevocable Judgments with respect to the same claim, the decision of the higher court shall be followed, If an Irrevocable Judgment holds one or more of the Patent Rights or any claims thereof to be invalid or unenforceable, PE hereby agrees, in consideration of its freedom to make, use and sell Licensed Products prior to such Irrevocable Judgment without fear of suit by Quantech, and of Quantech's refraining from bringing suit against PE for infringement, and regardless of whatever action PE might take subsequent to such Irrevocable Judgment, that it shall not be entitled to the retention or return of any royalties, Deficiency Payment or Minimum Royalty Payment payable or paid by PE to Quantech hereunder prior to the date of such Irrevocable Judgment.


12.  MISCELLANEOUS PROVISIONS

     12.1. TRADEMARKS. Nothing in this Agreement shall be deemed to grant either party any right to use any trademark owned by the other party in connection with the sales of the party's products.

     12.2. MARKING. PE shall use all commercially reasonable efforts to see to it that all Licensed products sold shall be appropriately marked with the applicable patent number(s) of the Patent Rights, in conformity with applicable law.

     12.3. LIMITATION OF REMEDIES. QUANTECH SHALL HAVE NO LIABILITY TO ANY PERSON FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY DESCRIPTION, WHETHER ARISING OUT OF WARRANTY OR CONTRACT, NEGLIGENCE OR OTHER TORT, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOST PROFITS OR LOST BUSINESS OPPORTUNITY.

     12.4. SURVIVAL. All of the representations, warranties, and indemnifications made in this Agreement and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, including the obligations of confidentiality, shall survive such termination and continue thereafter in full force and effect.

     12.5. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter described in this Agreement and shall supersede all previous negotiations, commitments or writings regarding such subject matter.

     12.6. WAIVER, DISCHARGE, ETC. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall


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          in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     12.7. APPLICABLE LAW. This Agreement shall be governed by, and interpreted in accordance with the laws of the State of New York.

     12.8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns, provided that, except as otherwise provided herein, the rights and obligations of either party under this Agreement may not be assigned without the written consent of the other party. Either party, however, may assign its rights and obligations to an entity succeeding to substantially all of its assets and business or business unit.

     12.9. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

     12.10. TITLES AND HEADINGS; CONSTRUCTION. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

     12.11. BENEFIT. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.12. NOTICES. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given, when received, if personally delivered or delivered by telegram, telex or facsimile, or, when deposited, if placed in the U.S. Mails for delivery by registered or certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the addresses set forth on the first page of this Agreement. Addresses may be changed by written notice given pursuant to the provisions of this paragraph; however, any such notice shall not be effective, if mailed, until five (5) working days after depositing in the U.S. Mails or when actually received, whichever occurs first.

     12.13. SEVERABILITY. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

     12.14. EXECUTION OF FURTHER DOCUMENTS. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.


           ADDITIONAL REPRESENTATIONS AND WARRANTIES OF QUANTECH


1. ADDITIONAL REPRESENTATIONS AND WARRANTIES. Quantech represents and warrants to PE as follows:

     a) ORGANIZATION. Quantech is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite power and authority to carry on its business as now conducted and to enter into, perform and carry out the terms of the Warrant Agreement.

     b) DUE AUTHORIZATION. The execution, delivery and performance by Quantech of this Agreement and the Warrant Agreement have been duly authorized by all requisite corporate action, and this Agreement and the Warrant Agreement are the valid and binding obligations of Quantech enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
        The execution, delivery and performance of this Agreement and the Warrant Agreement, the consummation of the transactions contemplated hereby and thereby, and the performance by Quantech of its obligations hereunder and thereunder, do not and will not (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of Quantech, (b) violate or conflict with any law, ordinance, rule, or regulation, or any judgment, order, writ, injunction, decree, or similar command of any court, administrative, or governmental agency or other body, (c) violate or conflict with the terms of, or result in the acceleration of any indebtedness or obligation of Quantech under, or result in a breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement, or instrument to which Quantech is a party or by which Quantech or any of its assets or properties is bound or affected, (d) result in the creation or imposition of any lien of any nature upon any of the assets or properties of Quantech, or (e) constitute an event permitting the termination of any agreement, license or other right of Quantech.

     c) NO CONSENT OR APPROVAL. No consent of any person and no approval or authorization of, or declaration or filing with, any governmental or regulatory authority is required for the valid authorization, execution and delivery by Quantech of, or the performance by Quantech of its obligations under, this Agreement and the Warrant Agreement.

     d) CAPITALIZATION. The aggregate number of shares that Quantech has the authority to issue shall be 250 million, which have a par value of $0.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of Quantech, and which consist of 200 million common shares and 50 million undesignated shares. The Quantech Board of Directors are authorized to establish from the undesignated shares one or more classes or series of shares, to designate each such class or series and to fix the relative rights and preferences of each such class or series. As of the date of this Agreement, Quantech has no outstanding preferred stock or rights to obtain preferred stock and the number of shares of Common Stock outstanding or issuable upon exercise of options or warrants, conversion of debt instruments or pursuant to any other agreement of any character or nature under which Quantech is, or may become, obligated to issue or to transfer any shares of its capital stock of any kind, does not exceed 92 million shares.


                               - 15 -


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                  PERKIN ELMER/QUANTECH LICENSE AGREEMENT





IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in the manner appropriate to each, effective as of the date first above written.


Quantech Ltd.                              The Perkin-Elmer Corporation

      /s/ Greg Freitag                         /s/ Mark C. Rogers
By:-------------------------               By:------------------------------
     Greg Freitag                                Mark C. Rogers
Name:-----------------------                  Name:-------------------------
      COO and CFO                                   Senior Vice President
Title:----------------------                  Title:------------------------



                                 -16-

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